                                                  ------------------------------
                                                          OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number
                                                  Expires:
                                                  Estimated average burden
                                                  hours per response ....... 0.5
                                                  ------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

           STATEMENT OF CHANGES OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


______________________________________________________________________________
1.   Name and Address of Reporting Person*

Meridian Capital Credit, Inc.
________________________________________________________________________________
   (Last)                           (First)             (Middle)
 410 Broadway, 2nd Floor
________________________________________________________________________________
                                    (Street)

Laguna Beach, CA 92651
________________________________________________________________________________
   (City)                           (State)              (Zip)

U.S. West Homes, Inc. - USWH
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

N/A
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

August, 2002
________________________________________________________________________________
4.   Statement for Month/Year


________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


================================================================================
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     { }  Director                             { } 10% Owner
     { }  Officer (give title below)           {X}  Other (specify below)

     Craig Brown, President of the issuer is managing member of the reporting entity
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     {X} Form filed by 1 Reporting Person { } Form filed by more than 1 Reporting Person
________________________________________________________________________________



================================================================================


           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================


                                                                                              6.
                                               4.                              5.             Owner-
                                               Securities Acquired (A) or      Amount of      ship
                                  3.           Disposed of (D)                 Securities     Form:     7.
                                  Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                    2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                  Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security   Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)          (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Common, $.001 par   Feb. 26, 2002    A      37,500           D     $0.98        2,346,516      D
------------------------------------------------------------------------------------------------------------------------------------
Common, $.001 par   Feb. 27, 2002    A      10,400           D     $0.90        2,309,516      D
------------------------------------------------------------------------------------------------------------------------------------
Common, $.001 par   Feb. 28, 2002    A      32,500           D     $0.66        2,226,516      D
----------------------------------------------------------------------------------------------------------------------------------
Common, $.001 par   Mar.  1, 2002    A      15,000           D     $0.67        2,261,516      D
-----------------------------------------------------------------------------------------------------------------------------------
Common, $.001 par   Mar.  4, 2002    A      10,000           D     $0.71        2,251,516      D
------------------------------------------------------------------------------------------------------------------------------------
Common, $.001 par   Mar.  5, 2002    A      15,000           D     $0.68        2,236,516      D
------------------------------------------------------------------------------------------------------------------------------------
Common, $.001 par   Mar.  6, 2002    A       2,000           D     $0.65        2,234,516      D
------------------------------------------------------------------------------------------------------------------------------------
Common, $.001 par   Mar.  8, 2002    A       7,500           D     $0.73        2,227,516      D
-----------------------------------------------------------------------------------------------------------------------------------
Common, $.001 par   Mar. 11, 2002    A       7,500           D     $0.73        2,219,516      D
------------------------------------------------------------------------------------------------------------------------------------
Common, $.001 par   Mar. 13, 2002    A      10,000           D     $0.69        2,209,516      D
------------------------------------------------------------------------------------------------------------------------------------
Common, $.001 par   Mar. 26, 2002    A       5,000           D     $0.38        2,204,516      D
------------------------------------------------------------------------------------------------------------------------------------
Common, $.001 par   Mar. 27, 2002    A       5,000           D     $0.39        2,199,516      D
------------------------------------------------------------------------------------------------------------------------------------
Common, $.001 par   Aug. 20, 2002    A      30,000           D     $0.12        2,169,516      D
-----------------------------------------------------------------------------------------------------------------------------------
Common, $.001 par   Aug. 22, 2002    A      35,000           D     $0.12        2,134,516      D
------------------------------------------------------------------------------------------------------------------------------------
Common, $.001 par   Aug. 23, 2002    A      60,000           D     $0.11        2,079,516      D
------------------------------------------------------------------------------------------------------------------------------------
Common, $.001 par   Aug. 26, 2002    A      20,000           D     $0.11        2,054,516      D
------------------------------------------------------------------------------------------------------------------------------------
Common, $.001 par   Aug. 23, 2002    A      50,000           D     $0.10        2,004,516      D
------------------------------------------------------------------------------------------------------------------------------------
====================================================================================================================================


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
                                                                  SEC 1474(3-99)


Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================


                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
None
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================


Explanation of Responses:



/s/ Craig Brown                                            September 27, 2002
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


                                                                          Page 2